Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form F-3, No. 333-235558) of Coca-Cola FEMSA, S.A.B. de C.V., Propimex, S. de R.L. de C.V., Comercializadora La Pureza de Bebidas, S. de R.L. de C.V., Grupo Embotellador Cimsa, S. de R.L. de C.V., Refrescos Victoria del Centro, S. de R.L. de C.V., Yoli de Acapulco, S. de R.L. de C.V., and Controladora Interamericana de Bebidas, S. de R.L. de C.V., of our reports dated April 8, 2022, with respect to the consolidated financial statements of Coca-Cola FEMSA, S.A.B. de C.V. and subsidiaries, and the effectiveness of internal control over financial reporting of Coca-Cola FEMSA, S.A.B. de C.V. and subsidiaries included in this Annual Report on Form 20-F, for the year ended December 31, 2021.

Mancera, S.C.
A member practice of
Ernst & Young Global Limited

/s/ MANCERA, S.C.

Mexico City, Mexico
April 8, 2022